Exhibit 10.17

SIXTEENTH AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN HOMES 4 RENT, L.P.

February 21, 2019

American Homes 4 Rent, L.P., a Delaware limited partnership (the “Partnership”), is governed by the Agreement of Limited Partnership of the Partnership, dated November 21, 2012, as amended by the First Amendment, dated as of December 31, 2012, the Second Amendment, dated as of February 28, 2013, the Amended & Restated Second Amendment, dated as of May 22, 2013, the Third Amendment, dated as of June 10, 2013, the Fourth Amendment, dated as of June 10, 2013, the Fifth Amendment, dated as of October 24, 2013, the Sixth Amendment, dated as of December 27, 2013, the Seventh Amendment, dated as of April 30, 2014, the Eight Amendment, dated as of September 19, 2014, the Ninth Amendment, dated as of February 26, 2015, the Tenth Amendment, dated as of February 25, 2016, the Eleventh Amendment, dated as of May 17, 2016, the Twelfth Amendment, dated as of June 22, 2016, the Thirteenth Amendment, dated as of April 20, 2017, the Fourteenth Amendment, dated as of July 11, 2017 and the Fifteenth Amendment, dated as of September 13, 2018 (collectively, the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.
WHEREAS, Section 10.3 of the Partnership Agreement designates the General Partner as the “tax partner” of the Partnership and grants certain powers to the tax partner.
WHEREAS, the Tenth Amendment, dated as of February 25, 2016, amended Section 10.3 of the Partnership Agreement in order to be responsive to the changes made by the 2015 Budget Act Partnership Audit Rules.
WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to further amend Section 10.3 of the Partnership Agreement to update that section for changes made during 2016, 2017 and 2018 to the 2015 Budget Act Partnership Audit Rules by Congress and in regulations adopted by the Internal Revenue Service and Treasury Department.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 10.3 of the Partnership Agreement, the Partners hereby amend the Partnership Agreement as follows.

1.	Sections 10.3 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:
Section 10.3    Tax Partner and Partnership Tax Audit Matters

A.    General. The General Partner shall be the “tax partner” of the Partnership for federal, state and local income tax administrative or judicial proceedings (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as a “judicial review”) and is treated as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code as in effect on November 1, 2015 (Subchapter C of Chapter 63 of the Code as in effect on November 1, 2015 referred to as the “Current Partnership Audit Rules”) and the “partnership representative” pursuant to Section 6223(a) of the Code as included in the Bipartisan Budget Act of 2015, as amended (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”). The General Partner shall have the authority to designate from time to time a “designated individual” to act on behalf of the partnership representative, and such designated individual shall be subject to replacement by the partnership representative in accordance with Section 301.6223-1 of the Regulations. The General Partner is specifically directed and authorized to take whatever steps the General Partner deems necessary or desirable to perfect its designation as the partnership representative (and the designation of the designated individual), including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Regulations and, upon request of the General Partner, the Limited Partners shall execute any forms or statements required in connection therewith. The General Partner is authorized to conduct all tax audits and judicial reviews for the Partnership. So long as Section 6223(c)(3) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.
B.    Powers. The tax partner is authorized, but not required (and the Partners hereby consent to the tax partner taking the following actions):

(1)	to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)
to enter into any settlement with the IRS with respect to any tax audit or judicial review for the adjustment of Partnership items required to be taken into account by a Partner or the Partnership for income tax purposes, and in the settlement agreement the tax partner may expressly state that such agreement shall bind the Partnership and all Partners, except that so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)
to seek judicial review of any adjustment assessed by the IRS or any other tax authority, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)
to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)
to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)
to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.
electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, or any analogous provision of state or local tax law (the “Push-Out Election”), apply to the Partnership and its current or former Partners; and

b.
for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from Available Cash of the Partnership, withholding of distributions of Available Cash to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)	to take any other action required or permitted by the Code and Regulations in connection with its role as tax partner.

If the tax partner makes a Push-Out Election, each Partner (including a transferee or successor of any Partner) covenants and agrees that it shall (i) pay any and all resulting taxes, additions to tax, penalties and interest in a timely fashion, (ii) cooperate with the Partnership and the General Partner in good faith, and (iii) inform the Partnership of any adjustments that result from any tax audit of such Partner with respect to the Partnership’s affairs by any federal, state or local tax authorities within thirty (30) days of the close of such tax audit. To the extent that the tax partner does not (or is unable to) make a Push-Out Election, each Partner shall, as reasonably requested by the tax partner, take such actions as may be necessary or prudent for the tax partner to seek a modification under Section 6225(c) of the Code (or any analogous provision of state or local law) to the extent that such modification is available and would reduce any Partnership level taxes (including filing an amended federal income tax return or following an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2) of the Code, paying any and all resulting federal income taxes in a timely fashion, and providing an affidavit to the tax partner that such actions have been taken).

The taking of any action and the incurring of any expense by the tax partner or the designated individual in connection with any such audit or proceeding referred to in clause (7) above is a matter in the sole and absolute discretion of the tax partner or the designated individual without consideration of any other obligation or duty, fiduciary or otherwise, of the Partnership or the Limited Partners and shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity. The provisions relating to indemnification of the General Partner set forth in Section 7.7 and the provisions relating to limitation on liability with respect to the General Partner in Section 7.8 shall be fully applicable to the tax partner and designated individual in their capacities as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)	information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)	information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)	information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules;

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.
C.    Reimbursement. The tax partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
D.    Survival. The obligations of each Partner under this Section 10.3 shall survive the termination or transfer of such Partner’s interest in the Partnership (or withdrawal from the Partnership) and the termination, dissolution, liquidation and winding up of the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.

2.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Partners hereby ratify and confirm.
IN WITNESS WHEREOF, the undersigned have executed this Sixteenth Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:    /s/ Christopher Lau

Name:	Christopher Lau

Title:	Chief Financial Officer